PROSPECTUS
Filed pursuant to Rule 424(b)(3)
Registration No. 333-160069

ADVANCED MESSAGING SOLUTIONS INC.

720,000 SHARES OF COMMON STOCK
OFFERING PRICE OF $0.05 PER SHARE

The selling stockholders named in this prospectus are offering for resale 720,000 shares of our common stock at an offering price of $0.05 per share of common stock until our shares are quoted on the Over-the-Counter Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses incurred in this offering (other than transfer taxes), and the selling stockholders will receive all of the net proceeds from this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should carefully consider the factors described under the heading “Risk Factors” beginning on page 3 before investing in our common stock.

There is currently no public market for our common stock and we have not applied for listing or quotation on any public market. We have arbitrarily determined the offering price of $0.05 per share offered hereby. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria. After the effective date of the registration statement, we intend to seek a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the Over-the-Counter Bulletin Board. We currently have no market maker who is willing to list quotations for our stock. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. You should rely only on the information contained in this prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this offering, Advanced Messaging Solutions Inc. or the shares of our common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it.

The date of this prospectus is October 28, 2009

TABLE OF CONTENTS

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under “Risk Factors” beginning on page 3. All references to “we,” “us,” “our,” “Advanced Messaging Solutions,” “Company” or similar terms used in this prospectus refer to Advanced Messaging Solutions Inc.  Unless otherwise indicated, the term “fiscal year” refers to our fiscal year ending March 31. Unless otherwise indicated, the term “common stock” refers to shares of our common stock.

Corporate Background and Business Overview

We were incorporated in the state of Nevada on December 27, 2007.  Our offices are currently located at 2377 Gold Meadow Way, Suite 100, Gold River, CA 95670. Our telephone number is (916) 526-2662.  Our website, www.advancedmessagingsolutions.com , is currently under construction and the information that is or will be contained on our website does not form a part of the registration statement of which this prospectus is a part.

We are a development stage company that has not generated any revenue and has had limited operations to date.

From December 27, 2007 (inception) to June 30, 2009, we have incurred accumulated net losses of $22,599. As of June 30, 2009, we had total assets of $40,880 and total liabilities of $12,479. Based on our financial history since inception, our independent auditor has expressed substantial doubt as to our ability to continue as a going concern.

We intend to develop and market secure instant messaging software for desktop computer users. Our products will be targeted toward instant messaging and file sharing using an encrypted transmission format.

We intend to use an e-commerce approach where customers will be able to download our products from our web site. Marketing and customer service will be driven through the web site where we plan to offer live online support 24 hours 7 days per week for customers around the world.

We will primarily derive revenue from the sale of our encrypted instant messaging software.

We have begun the development of our non-functional information-only website and have commenced planning for the development of our software.  We have also identified a developer and management is working with them to design our database. We expect to have our non-functional information-only website operational by the end of October 2009. We have begun the full development of our software.  Further, we have researched the market for computer servers and a web hosting service, and we have identified office space that we deem adequate, although no formal written agreements have been entered into.  We will commence our marketing efforts upon the development of our downloadable client software. Please see “Product Development” at page 20 for additional information.

We can offer no assurance that we will be successful in developing the hosted service, client software, or the enterprise messaging product, or that these products will be marketable if developed.  Any number of factors may impact our ability to develop our products, including our ability to obtain financing if and when necessary; the availability of skilled personnel; market acceptance of our products, if they are developed; and our ability to gain market share.  Our business will fail if we cannot successfully implement our business plan, develop our products or successfully market our products and capabilities.  Please see “Risk Factors” at page 3 for additional information.

Summary Financial Information

	As of
	March 31, 2009	June 30, 2009
Revenues	$-	-
Operating Expenses	$9,607	$22,599
Net Loss	$(9,607)	$(22,599)
Total Assets	$45,493	$40,880
Total Liabilities	$4,100	$12,479
Total Stockholders’ Equity	$41,393	$28,401

Summary of the Offering

Shares of common stock being offered by the selling stockholders:	720,000 shares of our common stock.

Offering price:	$0.05 per share of common stock.

Number of shares outstanding before the offering:	2,220,000

Number of shares outstanding after the offering, if all the shares are sold:	2,220,000

Market for the common stock:
There is no public market for our common stock. After the effective date of the registration statement of which this prospectus is a part, we intend to seek a market maker to file an application on our behalf to have our common stock quoted on the Over-the-Counter Bulletin Board. In order for such applicable to be accepted, we will have to satisfy certain criteria in order for our common stock to be quoted on the Over-the-Counter Bulletin Board. We currently have no market maker that is willing to list quotations for our stock. There is no assurance that a trading market will develop, or, if developed, that it will be sustained.

Use of Proceeds:
We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. The selling stockholders named herein will receive all proceeds from the sale of the shares of our common stock in this offering. Please see “Selling Stockholders” beginning on page 11.

Risk Factors:	See “Risk Factors” beginning on page 3 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Dividend Policy:	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth could be seriously harmed. As a result, the trading price, if any, of our common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Business

We are uncertain of our ability to function as a going concern, indicating the possibility that we may not be able to operate in the future.

To date, we have completed only the initial stages of our business plan and we can provide no assurance that we will be able to generate a sufficient amount of revenue, if any, from our business in order to achieve profitability.  It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our proposed business and operations are apparently unknown. If we cannot continue as a viable entity, you may lose some or all of your investment in our common stock.

As a company in the early stage of development with an unproven business strategy, our limited history of operations makes evaluation of our business and prospects difficult.

We were incorporated on December 27, 2007. Our business is in the development stage and to date we have not earned any revenues. Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. Our primary business activities will be focused on the development of our software and website. We may not attain profitable operations and our management may not succeed in realizing our business objectives.

Our business will fail if we are unable to develop our software and products or implement our business plan successfully.

The success of our business plan is dependent on the development of our products. We may not be able to develop our software and products successfully or in a timely manner. In addition, the success of our business plan is dependent upon the market acceptance of our software and products. Our business will fail if we cannot successfully implement our business plan, develop our software or successfully market our product and capabilities.

We expect to suffer losses for the foreseeable future.

We expect to incur operating losses for the foreseeable future. These losses will occur because we do not yet have any revenues to offset the expenses associated with the development of our website and our business. We cannot guarantee that we will ever become successful in generating revenues in the future. If we are unable to generate revenues, we will not be able to earn profits or continue operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

If the online market for Internet security software contracts does not continue to develop, our financial condition and results of operations may suffer.

We believe that the online market for instant messaging software is rapidly developing. As is typical for any rapidly evolving market, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. It is also difficult to predict the market’s future growth rate, if any. If the market for Internet security software contracts or does not continue to develop or if our software does not achieve or sustain market acceptance, our results of operations and financial condition could be materially and adversely affected.

We are in a competitive market which could impact our ability to gain market share which could harm our financial performance.

The market for providers of instant messaging software is intensely competitive. There are a number of companies that offer instant messaging software and programs, including, among others, Microsoft, Google and Yahoo. If our competitors add security features to their software, their software may be perceived by consumers as being superior to ours. If we cannot gain market share for our software, our business and financial performance will be harmed.

We may not be able to execute our business plan or stay in business without additional funding.

Our ability successfully to develop our software and eventually to generate commissions and to generate operating revenues depends on our ability to obtain the necessary financing to implement our business plan.  Although we have adequate capital on hand to fund our minimum projected operations for the twelve-month period after the date of this prospectus, we will require additional financing through the issuance of debt and/or equity in order to hire additional personnel as needed and eventually establish profitable operations. Such financing may not be forthcoming or on terms that we deem acceptable.  We will require additional funds of approximately $10,000 in order to adequately fund our expanded development and marketing and sales budget.  As has been widely reported, global and domestic financial markets and economic conditions have been, and continue to be, disrupted and volatile due to a variety of factors, including the current weak economic conditions.  As a result, the cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets has diminished significantly, even more so for smaller companies like ours. If such conditions and constraints continue, we may not be able to acquire additional funds either through credit markets or through equity markets and, even if additional financing is available, it may not be available on terms we find favorable.  At this time, we have no anticipated sources of additional funding in place. Failure to secured additional funding when needed will have an adverse effect on our ability to meet our obligations and remain in business.

If our estimates related to expenditures are erroneous or inaccurate, our business will fail and you could lose your entire investment.

Our success is dependent in part upon the accuracy of our management’s estimates of expenditures for legal and accounting services, including those we expect to incur as a publicly reporting company, software development, website development advertising and administrative expenses, which management estimates to aggregate a minimum of approximately $40,000 over the next 12 months. If such estimates are erroneous or inaccurate, or we encounter unforeseen expenses and delays, we may not be able to carry out our business plan, which could result in the failure of our business and a loss of your entire investment.

If we are unable to identify and retain qualified personnel to design and develop our website and software, our business and financial performance may suffer.

We will be dependent on yet to be established relationships with third parties for website and software design and development expertise. If we are unable to identify and retain qualified personnel to design and develop our website and software, our business and financial performance may suffer.

Rapid changes in technology may cause our software to be obsolete.

The computer software market is characterized by rapid technological change and the frequent introduction of new products and enhancements. While we will strive to maintain timely new developments related to our software, we can offer no assurance that we will be successful. If we are unsuccessful, our software may become or deemed to be obsolete and our business will be harmed.

We need to retain key personnel to support our product and ongoing operations.

The development of our software and website will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued service of our sole officer, Jaime Brodeth, who is coordinating the creation of our software, and website as well as developing the relationships on which we will rely to implement our business plan. The loss of the services of Mr. Brodeth could negatively impact our ability to develop our website and sell our software, which could adversely affect our financial results and impair our operations.

Risks Relating to Our Common Stock

There is currently no public market for our securities, and there can be no assurance that any public market will develop or that our common stock will be quoted for trading.

There is no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop after this offering by the selling stockholders, or, if developed, be sustained. After the effective date of the registration statement of which this prospectus is a part, we intend to identify a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the Over-the-Counter Bulletin Board. We will have to satisfy certain criteria in order for our application to be accepted.  We do not currently have a market maker that is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the Over-the-Counter Bulletin Board, or, even if quoted, a public market may not materialize.

If our securities are not eligible for initial quotation, or if quoted, are not eligible for continued quotation on the Over-the-Counter Bulletin Board or a public trading market does not develop, purchasers of the shares of common stock may have difficulty selling or be unable to sell their securities should they desire to do so, rendering their shares effectively worthless and resulting in a complete loss of their investment.

Because we will be subject to “penny stock” rules if our shares are quoted on the Over-the-Counter Bulletin Board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules. If a trading market does develop for our common stock, these regulations will likely be applicable, and investors in our common stock may find it difficult to sell their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold pursuant to this offering, you may not be able to resell the shares in a certain state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder’s ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

If quoted, the price of our common stock may be volatile, which may substantially increase the risk that you may not be able to sell your shares at or above the price that you may pay for the shares.

Even if our shares are quoted for trading on the Over-the-Counter Bulletin Board following this offering and a public market develops for our common stock, the market price of our common stock may be volatile. It may fluctuate significantly in response to the following factors:

•	variations in quarterly operating results;

•	our announcements of significant commissions and achievement of milestones;

•	our relationships with other companies or capital commitments;

•	additions or departures of key personnel;

•	sales of common stock or termination of stock transfer restrictions;

•	changes in financial estimates by securities analysts, if any; and

•	fluctuations in stock market price and volume.

Your inability to sell your shares during a decline in the price of our stock may increase losses that you may suffer as a result of your investment.

Our insiders beneficially own a significant portion of our stock, and accordingly, may have control over stockholder matters, our business and management.

As of October 1, 2009, our officer and directors beneficially owned 1,500,000 shares of our common stock in the aggregate, or approximately 67.57% of our issued and outstanding common stock. As a result, our officer and directors will have significant influence to:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	affect the outcome of any other matter submitted to the stockholders for vote.

Moreover, because of the significant ownership position held by our insiders, new investors may not be able to effect a change in the Company’s business or management, and therefore, shareholders would be subject to decisions made by management and the majority shareholders.

In addition, sales of significant amounts of shares held by our officer and directors, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We arbitrarily determined the price of the shares of our common stock to be resold by the selling stockholders pursuant to this prospectus, and such price may not reflect the actual market price for the securities.

The initial offering price of $0.05 per share of common stock offered by the selling stockholders pursuant to this prospectus was determined by us arbitrarily. The price is not based on our financial condition or prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in similar activities to ours, or general conditions of the securities market. The price may not be indicative of the market price, if any, for our common stock in the trading market after this offering. The market price of the securities offered herein, if any, may decline below the initial public offering price. The stock market has experienced extreme price and volume fluctuations. In the past, securities class action litigation has often been instituted against various companies following periods of volatility in the market price of their securities. If instituted against us, regardless of the outcome, such litigation would result in substantial costs and a diversion of management’s attention and resources, which would increase our operating expenses and affect our financial condition and business operations.

Because we do not intend to pay any dividends on our common stock, holders of our common stock must rely on stock appreciation for any return on their investment.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

Additional issuances of our securities may result in immediate dilution to existing shareholders.

We are authorized to issue up to 100,000,000 shares of common stock, $0.001 par value, and 20,000,000  shares of blank check preferred stock, $0.001 par value, of which 2,220,000 shares of common stock and no shares of preferred stock are currently issued and outstanding. Our Board of Directors has the authority to cause us to issue additional shares of common and preferred stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. We may issue shares in connection with financing arrangements or otherwise. Any such issuances will result in immediate dilution to our existing shareholders’ interests, which will negatively affect the value of your shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Forward-looking statements are often identified by words like: “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 3, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section beginning on page 31, and the section entitled “Our Business” beginning on page 18, as well as those discussed elsewhere in this prospectus. Other factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; and availability, terms, and deployment of capital.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered hereby. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. The selling stockholders named herein will receive all proceeds from the sale of the shares of our common stock in this offering. Please see “Selling Stockholders” beginning at page 11.

We will pay all expenses (other than transfer taxes) of the selling stockholders in connection with this offering.

DETERMINATION OF THE OFFERING PRICE

There is no established public market for our shares of common stock. The offering price of $0.05 per share was determined by us arbitrarily. We believe that this price reflects the appropriate price that a potential investor would be willing to invest in our common stock at this initial stage of our development. This price bears no relationship whatsoever to our business plan, the price paid for our shares by our founder, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

The selling stockholders will offer the shares of common stock for resale at $0.05 per share until our shares are quoted on the Over-the-Counter Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. See “Plan of Distribution” for additional information.

MARKET FOR OUR COMMON STOCK

Market Information

There is no established public market for our common stock.

After the effective date of the registration statement of which this prospectus forms a part, we intend to seek a market maker to file an application with the Financial Industry Regulatory Authority, Inc., or FINRA, to have our common stock quoted on the Over-the-Counter Bulletin Board. We will have to satisfy certain criteria in order for our application to be accepted. We do not currently have a market maker that is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the Over-the-Counter Bulletin Board, or, even if quoted, a liquid or viable market may not materialize. There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

We have issued 2,220,000 shares of our common stock since our inception on December 27, 2007. There are no outstanding options or warrants or securities that are convertible into shares of common stock.

Holders

We had 38 holders of record of our common stock as of October 1, 2009.

Securities Authorized for Issuance under Equity Compensation Plans

We have not established any compensation plans under which equity securities are authorized for issuance.

DIVIDEND POLICY

We have not paid any dividends since our inception and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to develop and market our software. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

DILUTION

The shares of common stock to be sold by the selling stockholders are shares that are currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders as a result of the offering by the selling stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 720,000 shares of common stock offered through this prospectus. The selling stockholders acquired their securities between September 16, 2008 and December 29, 2008, through a private placement of our common stock effected pursuant to Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”), thus exempting such offering from the registration requirements of the Securities Act.

The following table provides as of October 1, 2009, information regarding the beneficial ownership of our common stock held by the selling stockholders, including:

1.	The number and percentage of shares beneficially owned prior to this offering;

2.	The total number of shares to be offered hereby; and

3.	The total number and percentage of shares that will be beneficially owned upon completion of this offering.

All expenses incurred with respect to the registration of the offering by the selling stockholders of these shares of common stock (other than transfer taxes) will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock covered hereby.

For purposes of this table, beneficial ownership is determined in accordance with the Securities and Exchange Commission rules, and includes investment power with respect to shares and shares owned pursuant to warrants or options exercisable within 60 days, if applicable. Except as indicated below, the selling stockholders are not the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

None of the selling stockholders:

(i)	has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years;

(ii)	served as one of our officers or directors; or

(iii)	is a registered broker-dealer or an affiliate of a broker-dealer.

	Beneficial Ownership Prior to this Offering(1)		Number of Shares	Beneficial Ownership After Offering
Name of Selling Stockholder	Number of Shares	Percent(2)	Being Offered	Number of Shares	Percent(2)

Ramil S. Serit	20,000	*	20,000	0	0
Maria Tecla S. Martinez	20,000	*	20,000	0	0
Lilibeth Cristina V. Recalde	20,000	*	20,000	0	0
Melanie C. De Leon	20,000	*	20,000	0	0
Leonila P. Requeza	20,000	*	20,000	0	0
Marilyn B. Gatlabayan	20,000	*	20,000	0	0
Ma. Lina Z. Rangasa	20,000	*	20,000	0	0
Gloria F. Lacra	20,000	*	20,000	0	0
Lorena L. Prietos	20,000	*	20,000	0	0
Marites P. De Asis	20,000	*	20,000	0	0
Menandro V. Montilla	20,000	*	20,000	0	0
Agapito E. Trevalles Iii	20,000	*	20,000	0	0
Hydita E. Gabriel	20,000	*	20,000	0	0
Sherry Lou C. Cabundoc	20,000	*	20,000	0	0
Rebecca V. Escosar	20,000	*	20,000	0	0
Sheryl D. Vispo	20,000	*	20,000	0	0
Virginia S. Sumaya	20,000	*	20,000	0	0
Janita A. Tambongco	20,000	*	20,000	0	0
Graceila J. Maximo	20,000	*	20,000	0	0
Marilou C. Belison	20,000	*	20,000	0	0
Leodyrick P. Suyom	20,000	*	20,000	0	0
Lorena T. Samson	20,000	*	20,000	0	0
Efren C. Yamongan	20,000	*	20,000	0	0
Patria S. Gamit	20,000	*	20,000	0	0
Ailene P. Borja	20,000	*	20,000	0	0
Norman S. Oyson	20,000	*	20,000	0	0
Lolita M. Diaz	20,000	*	20,000	0	0
Nancy N. Infante	20,000	*	20,000	0	0
Alicia C. Patena	20,000	*	20,000	0	0
Patricinia P. Ello	20,000	*	20,000	0	0
Leadel C. Francisco	20,000	*	20,000	0	0
Irish C. Dacanay	20,000	*	20,000	0	0
Roberto S. Repalda	20,000	*	20,000	0	0
Lloyd Arnedo P. Gavino	20,000	*	20,000	0	0
Roderick B. Cortez	20,000	*	20,000	0	0
Bryan M. Gutierrez	20,000	*	20,000	0	0

TOTAL	720,000	32.43%	720,000	0	0

*	Represents less than 1%

(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that the selling stockholders will not sell shares of common stock not being offered pursuant to this prospectus or purchase additional shares of common stock, and assumes that all shares offered are sold.

(2)	Applicable percentage of ownership is based on 2,220,000 shares of common stock outstanding as of October 1, 2009.

PLAN OF DISTRIBUTION

This prospectus relates to the registration 720,000 shares of our common stock on behalf of the selling stockholders named herein.

Each selling stockholder may sell some or all of his, her or its shares at a fixed price of $0.05 per share until our shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Sales by the selling stockholders must be made at the fixed price of $0.05 until a market develops for our common stock.

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary broker transactions, which may include long or short sales;

•	transactions involving cross or block trades on any securities or market where our common stock is trading;

•	purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	at the market to or through market makers or into an existing market for the shares;

•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise);

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; or

•	any combination of the foregoing.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our selling stockholders or we will engage an underwriter in the selling or distribution of our shares.

We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $19,000.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock being offered by him. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be underwriters, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer, and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Any commissions received by broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

State Securities - Blue Sky Laws

Transfer of our common stock may be restricted under the securities regulations or laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the Blue Sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state Blue-Sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the shares of our common stock for an indefinite period of time.

Regulation M

We have informed the selling stockholders that Regulation M promulgated under the Exchange Act may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the selling stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so. We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of blank check preferred stock, par value $0.001 per share.

The holders of our common stock:

•	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

•	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	Do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

•	Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The shares of common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or  pari passu , each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by our Board of Directors.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every stockholder who is present in person and entitled to vote has one vote, and on a poll every stockholder has one vote for each share of common stock of which he is the registered owner and may exercise such vote either in person or by proxy. To the knowledge of our management, at the date hereof, Jaime Brodeth, our president and director, and Moses Carlo Supera Peres, our director, are the only persons to exercise control, directly or indirectly, over more than 10% of our outstanding common shares. See “Security Ownership of Certain Beneficial Owners and Management.”

We refer you to our Articles of Incorporation and Bylaws, copies of which were filed with the registration statement of which this prospectus is a part, and to the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

As of October 1, 2009, there were 2,220,000 shares of our common stock issued and outstanding.

Options, Warrants and Rights

There are no outstanding options, warrants, or similar rights to purchase any of our securities.

Preferred Stock

We are authorized to issue 20,000,000 shares of blank check preferred stock with a par value of $0.001. As of October 1, 2009, there were no preferred shares issued and outstanding.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business.

Transfer Agent

The transfer agent and registrar for our common stock is Routh Stock Transfer Inc., 6860 N. Dallas Parkway, Suite 200, Plano, Texas 75024.   Their telephone number is (972) 381-2782. The transfer agent is responsible for all record-keeping and administrative functions in connection with our issued and outstanding common stock.

SHARES ELIGIBLE FOR FUTURE SALE

There is no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Upon completion of this offering by the selling stockholders, based on our outstanding shares as of October 1, 2009, we will have outstanding an aggregate of 2,220,000 shares of our common stock. Of these shares, upon effectiveness of the registration statement of which this prospectus forms a part, the 720,000 shares covered hereby will be freely transferable without restriction or further registration under the Securities Act.

The remaining 1,500,000 restricted shares of common stock to be outstanding are owned by our directors, known as our “affiliates,” and may not be resold in the public market except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 under the Securities Act or otherwise.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell the common stock held by such person, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is one of our affiliates, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell his or her securities, provided that he or she sells an amount that does not exceed 1% of the number of shares of our common stock then outstanding, or 22,200 shares immediately after this offering by the selling stockholders (or, if our common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale), subject to the continued availability of current public information about us, compliance with certain manner of sale provisions, and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

Rule 144 is not available for re-sales of restricted securities of shell companies or former shell companies until one year elapses from the time that such company is no longer considered a shell company.

EXPERTS

The financial statements included in this prospectus, and in the registration statement of which this prospectus is a part, have been audited by Li & Company, PC, 178 Tamarack Circle, Skillman, NJ 08558, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the us, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

LEGAL REPRESENTATION

The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten Savage LLP, 600 Lexington Avenue, New York, New York 10022, included in the opinion letter filed as an exhibit to the registration statement of which this prospectus forms a part.

OUR BUSINESS

OVERVIEW

We were incorporated in the state of Nevada on December 27, 2007. Our offices are currently located at 2377 Gold Meadow Way, Suite 100, Gold River, CA 95670. Our telephone number is (916) 526-2662.  Our website, www.advancedmessagingsolutions.com , is currently under construction and the information that is or will be contained on our website does not form a part of the registration statement of which this prospectus is a part.

We intend to develop and market secure instant messaging software for desktop computer users. Our products will be targeted towards instant messaging and file sharing using an encrypted transmission format.

We intend to use an e-commerce approach where customers will be able to download our products from our web site. Marketing and customer service will be driven through the web site where we plan to offer live online support Monday to Friday 7:00 am to 5:00 pm Pacific Time for customers around the world.

MARKET OPPORTUNITY

Statistics reported by www.internetworldstats.com (available at http://www.internetworldstats.com/emarketing.htm) indicate that there were over 1.6 billion Internet users as of June 2009 with a global penetration rate of 24.7%. People communicate over the Internet using text messages including sending attachments and file transfers to and from web sites.  The information transmitted in text messages includes personal, corporate, governmental and financial information and often times includes sensitive, private or confidential material.

A report published by the De Groot School of Business (available at http://www.innovations-report.com/html/reports/information_technology/report-78033.html) indicates worldwide users send over one trillion text messages each year. When the information is sent in a text message or file transfer that is not encrypted, it can easily be read by those who hack into data communication networks.

Our business was founded on the premise that very few text messaging and file transfer programs are done in a secure format with encryption that prevents others from reading their messages. We believe that the lack of message security constitutes a market segment that is at risk of information piracy.

OUR PRODUCTS AND SERVICES

We can offer no assurance that we will be successful in developing the hosted service, client software, or the enterprise messaging product, or that these products will be marketable if developed.  Any number of factors may impact our ability to develop our products, including our ability to obtain financing if and when necessary; the availability of skilled personnel; market acceptance of our products, if they are developed; and our ability to gain market share.  Our business will fail if we cannot successfully implement our business plan, develop our products or successfully market our products and capabilities.  Please see “Risk Factors” at page 3 for additional information.

Hosted Service

Our initial product will be an Internet, subscription based encrypted instant messaging service where we will host server-side software and the end-user will purchase a monthly subscription from us. The end-user will download a program (the “client software”) from our web site that will be installed on a Microsoft Windows-powered personal computer. Our plan contemplates the creation of user software with characteristics and features similar to existing popular instant messaging software (such as MSN Messenger).  It will communicate with our hosted server for authentication and supply the server with presence (or information as to where and how to contact the client, such as an Internet Protocol (“IP”) address) and status (whether the server is available, busy, etc.). The client software will also download the list of contacts for the user and their status from our hosted server.  The user’s contacts will include individuals who are also registered with our service and have downloaded the user software.  Similar to existing instant messaging services, users of our product will only be able to chat with individuals who are also users of our product.

The hosted service on the server-side of the software that takes care of the authentication and stores customer information will be located in a data center (where we will host our servers) that will be identified by Management. To acquire the client software product, an Internet user will go to our web site and select the ‘Registration’ icon. The Internet user will be prompted to sign up as a subscriber and facilitate the creation of a unique user name and password. Once registered, the user will be able to download the software immediately. Financial transaction processing will be handled by PayPal and integrated into our website’s check out/shopping cart feature.

The client software will be compatible with any operating system using Microsoft XP or newer operating systems. The user will be able to install the software by double clicking on the “downloaded program” icon. An installation program will guide the user through easy-to-use installation steps. Once the program is installed, the user will be able to launch the program in a similar fashion to launching any Microsoft windows-based application. When launched, the program will ask the user to log in using an assigned user name (which will be the customer’s email address) and password. If the user name is not correct, the program will display a warning message and will ask the user to re-enter information. If the user enters the wrong information three consecutive times, (s)he will be prompted to contact us. If the username is correct but the password is not, a warning message will be displayed and the user will be presented with a standard utility to recover password. Typically, this is a request to send the password to the user’s email address.

When the username and password are entered correctly, the software will launch an application interface that shows the user’s contacts and status (online, busy, away or not signed in). The user will then be able to double click on a contact’s name from the list of their contacts and initiate a conversation. If (s)he chooses to do so, a new window will appear with a section where the user can write in instant messages and another section which displays the two-way conversation. An “Attach” icon will be displayed on the window which will permit the user to attach files to the conversation and a “Send” button will permit the customer to transmit the attachment together with text to the contact with whom they are corresponding.

Enterprise Messaging Product

We anticipate that our second product will be an enterprise messaging product that will reside on a customized server assembled by our staff and shipped directly to the customer. This version of the software will be customized so as to be able to fit seamlessly onto any network.  We will program this software onto servers that we purchase on behalf of clients (or our clients will provide their own servers).  The benefits of the enterprise messaging product is that it will be much more scalable then the downloaded version and it will be designed for 50+ users. We believe that the server installation will result in minimal disturbance to the customer. Customers will immediately enjoy the benefits of being able to communicate by instant messaging and file transfers in a secure environment. By connecting our customized server to the organization’s network, the customer will be able to quickly and efficiently bring the secure communications program online for all registered members of the network.

LICENSING

The licensing of the products will be available as either a basic license agreement (which will allow the software to be run on one personal computer) for the downloaded client software or as an organization license agreement. The organization license agreement will be customized to suit the needs of the organization and will be based on the number of users.  Every authorized user will be able to use secure messaging and have an unlimited number of file transfers.

All customers will be required to pay an annual maintenance fee, which will vary for personal and enterprise users. Annual fees for personal users will start at $9.95.  Annual fees for enterprise users will start at $795. The fees will enable the customer to receive technical support Monday to Friday 7:00 am to 5:00 pm Pacific Time via instant messaging, online support and email.  Additionally, customers will receive software patches and system upgrades at no extra charge, so long as they continue to pay their annual fees.

PRODUCT DEVELOPMENT

We will initially focus on developing the downloadable client software, and upon completion of that software, we will focus on developing the enterprise messaging product. Both software programs will include several common areas such as the overall architecture that includes the software encryption, the authentication process and the use of a subscriber database.   Both software programs will use our proprietary Messaging and Presence Server code in their programs. The Messaging and Presence Server keeps track of all users and their statuses (online, offline, busy, etc.).  It also keeps track of their location on the Internet to be able to properly direct messaging traffic. A MySQL® open source database will be used to store client information. MySQL® databases are widely used open source databases which we deem best suited for our business because of their scalability and the availability of programmers who are skilled with their functions.  We intend to implement a privacy policy with respect to the personal information we collect from our customers.

Our software development will be handled by an outside contractor and will be closely supervised by our management. We have selected a software development contractor to develop the client software (which will include secure instant messaging and file transfer programs) and we have begun full development of our software. The level of funding that we receive will determine the extent of our product development and marketing activities. To date, we have raised a total of $51,000 from the sale of equity, which Management believes will be adequate for the next 12 months of our operations, and to develop the client software product.  Based on our projected budget, we have received to date our projected average level of financing which will permit us to develop the downloadable client software product and the enterprise version as well. If we receive an additional $10,000, to reach our projected maximum level of funding (which we estimate to be $60,000), we will budget for greater expenditures on marketing and sales.

Our development benchmarks include:

•           Selection of Software Development Contractor: We have selected a software development contractor to develop the client software (which will include secure instant messaging and file transfer programs) and have commenced the full development of our software.

•           Specifications and high-level design: We expect to complete the high-level design specifications for the client software in approximately two months after the selection of a software contractor. The process will include the overall design of the software products including client side and server side, flow chart schematics, and human interfaces (GUI Graphical User Interface, which is where the users input their requirements). This process will be interactive between our management and the software development contractor.

•           Selection of a server leasing and hosting company:  We plan to evaluate several server leasing and hosting companies to host our servers. The server leasing and hosting provider must be located in a reputable data center that includes daily backup and recovery systems in case of a server failure within a 24 hour period and must provide cost efficient services within a budget of $200 per month. We intend to lease two servers: one low end server to be used for development and one high end server to be used to deploy the client messaging software and web site. We believe that we will require the development server in month two and the deployment server in month five.

•           Messaging and presence server: The messaging and the presence server constitutes the heart of the products. It keeps track of all users and their statuses (online, offline, busy, etc.). It also keeps track of their locations on the Internet to be able to properly direct messaging traffic. A MySQL® open source database will be used to store client information. We expect that this task will take approximately two months.

•           Client-side software development:  We plan to run a Windows-based software platform which will likely be written in Visual Basic or Visual C++, both are Microsoft Windows software development languages. This software will be downloaded by customers who register for the client software from our web site and will be used to communicate with others using our service. We expect that developing the client software will take approximately four months.

•           Administrative Portal Development: The administrative portal will enable us to review the number of sales made and respective details by group including the corporate clients that order the server software and individual customers who download software from our web site. The administrative portal will also enable us to refund a customer, extend the number of days for a subscriber, track the number of times a customer may download a product and to suspend a subscription. It will also include a range of management reporting functions. We expect that this portal will take approximately one month to develop.

•           General Portal Development: The general portal will be our website www.advancedmessagingsolutions.com.  It will include the online store where customers can learn about the products and services that we will offer, a customer portal, where customers will be able to log in to check their accounts and obtain software updates, the shopping cart/payment module, information about our company, instructions on how to download products and pricing, and a frequently asked questions page for customers. We expect that this portal will take approximately one month to complete.

•           Shopping Cart / Payment Module Development: We plan to use the internationally recognized PayPal.com system, http://www.paypal.com/ for all financial transactions.  PayPal is a credit card merchant and a financial services company that accepts and clears all customer credit card payments on behalf of participating merchants, such as our company.  We expect that the shopping cart/payment module will take approximately two weeks to complete.

We will deploy a Beta version of our product and have full versions of the software products available between months nine and 12 after the date of this prospectus. We expect to retain the service of the web development contractor on an ongoing part time basis for three years.

Our management will supervise the development process to ensure that benchmarks are completed and that there is quality control. All intellectual property rights will remain with Advanced Messaging Solutions Inc. We plan to protect our intellectual property by using a variety of means, including non-disclosure agreements, which we will have executed by all parties involved in the development of our business.

MARKETING

Google Adwords

We intend to commence our marketing efforts upon the development of our downloadable client software. Our marketing strategy will focus on using one of the top-ranked Internet search engines, Google, to drive traffic to our own web site. We plan to take advantage of the well established Google Adwords marketing program http://www.google.ca/intl/en/ads/ that combines the placement of online ads on the search result pages of Internet users. Google uses an advertising methodology referred to as cost-per-click (“CPC”) in its Adwords program. Using this strategy will allow us to design our own ads, select target locations such as a city or state and use keywords in our ads. A keyword is a word that is used by an Internet user who is performing an online search to find out information on a specific topic.

Our primary target market is focused on Internet users who already send text messages and use the Internet for file transfers. With CPC advertising, we only pay for the number of actual clicks on our advertisement. Each time someone clicks on our Google ad they will be redirected to our web site. A CPC-based advertising strategy is cost effective because an advertiser only pays for the leads they receive. The CPC marketing campaign is an integral part of our long term strategy. Between months 12 and 24 after the date of this prospectus  we will begin to examine other marketing tactics such as participating in trade shows and industry conferences.

Our marketing campaign will monitor daily statistics and track favorite topics in order to quickly get in synch with our Internet audience. This is a significant part of our branding strategy.

Optimizing our Website

We plan to work with the web site development contractor to develop a series of meta-tags for each of the pages of the web site. Meta-tags are keywords that are added to a web page to make it easier to find that specific web page by search engines, web browser software and other applications. The information is not intended to be seen by the casual Internet user. Search engines like Google and Yahoo are designed to seek out these keywords when someone is doing an Internet search for a specific topic. By including meta-tags such as “encryption of text messages”, “file transfer encryption”, “secure instant messaging” and “secure file transfer”, we will be able to help drive more traffic to our web site.

As our business begins to gain subscribers and become known in the industry we plan to conduct our own online survey questionnaires from the home page of our web site.

REVENUE

Our plan calls for revenue to come from the sale of our secure instant messaging file transfer software products downloaded from our web site and from the sale of the corporate / organization wide version loaded onto a dedicated web server and shipped directly to customers.

Our Hosted Service will cost:

Personal Use version	$ 9.95 annually for one user

Home Office version	$ 14.95 annually for 2 – 3 users

Small Business version	$ 29.95 annually for 1 – 10 users

$39.95 annually for 11 – 25 users

Custom Pricing for 25 + users

Our Enterprise Software will cost:

$2,495.00 for 50 – 100 users (including the cost of the server)

$2,995.00 for 101 to 200 users (including the cost of the server)

$3,495.00 for 200 – 300 users (including the cost of the server)

$ 4,995.00 unlimited # of users (including the cost of the server)

Enterprise Annual Maintenance Fees will start at $795.00 for 50 to 100 users and will increase depending on the number of users within the organization. Custom pricing will be developed for large organizations.

By offering a tiered pricing schedule we hope to be able to attract a large client base of individual and small business owners who cannot afford to have their security compromised.

This sales strategy is designed to gain a large number of subscribers in a short period of time that will provide us with the cash flow we will need in order to consider expanding our product lines in the years ahead.

We intend to achieve direct sales from our Google Adwords and our own web site marketing campaigns that will commence during the first twelve months after the date of this prospectus and continue each month thereafter.

COMPETITION

There are several other companies that offer a secure instant messenger product.

Microsoft

We believe that Microsoft Messenger (“MSN Messenger”) is the current product of choice for instant messaging. This is a free service and only requires the user to sign up for a free Hotmail.com email address to join. If Microsoft includes security features on MSN Messenger in the future, it could have a significant adverse effect on our business.

Yahoo

The Yahoo.com web site includes a number of different Internet properties and according to MarketingCharts.com (http://www.marketingcharts.com/interactive/top-10-portal-frontpages-april-2009-9076/ ) holds the number one ranking for the most visited web site as of April 2009, with 60.73% market share of visits. Management believes that the Yahoo Messenger service was developed as competition for MSN’s Messenger service. Available directly from the Yahoo.com main web page, Yahoo Messenger has garnered a significant following. Management believes that if Yahoo decides to add security features to their product, it could have a significant adverse effect on our business.

Off-the-Record Messaging

Off-the-Record Messaging (http://www.cypherpunks.ca/otr/) allows the Internet user to have private conversations over instant messaging by providing encryption, authentication, deniability and locked out history.

Standard Networks

Standard Networks (http://www.stdnet.com/moveitdmz/securemessaging.htm) offers a licensed product called MOVEit DMZ that permits an unlimited number of users to create, exchange and store an unlimited number of messages and attachments. The MOVEit products first came to market in 2001 and have been evolving since then.

Face Time – IM Auditor

Face Time
(http://www.facetime.com/productservices/imauditor.aspx?adwords_security_im&gclid=CNn_gMPmlo8CFVB1OAodxCPHfg) provides an IM Auditor product to help technology staff control and protect the privacy of instant messaging within a private network. A private network is one that is self-contained within an organization and can include remote access using secure login procedures. The IM Auditor is designed to preserve the integrity of text messages within the system. According to company reports, IM Auditor deals with both inbound and outbound security threats that can result in security breaches, productivity loss and information leakage.

Bitwise IM

Bitwise IM (http://www.bitwiseim.com/) offers encryption products that cross over various communication platforms. Three products range from the personal use to BitWise IM Plus edition to BitWise IM Professional for the corporate market. The company claims to provide encryption for text messages, file transfers, whiteboards, voice messages and other functions.

Our Advantage

The companies described above are only a select portion of the many companies that are already active in the instant messaging marketplace with a variety of products and services. There is no one standard way of encrypting text messages or file transfers. Privacy and security issues have recently been getting high profile media attention. Efforts to combat spam, phishing and theft identity appear almost daily which will help keep the topic of privacy and security in front of potential customers. We believe that (a) this high level of media coverage will indirectly help our own marketing efforts, and (b) that our products offer unique solutions for enterprises and business, which are not replicated by any of our competitors.

Activities to Date

We have begun the development of our non-functional information-only website and have commenced planning for the development of our software.  We have also identified a developer and management is working with them to design our database. We expect to have our non-functional information-only website operational by the end of October 2009. We have begun the full development of our software.  We will commence our marketing efforts upon the development of our downloadable client software. Further, we have researched the market for computer servers and a web hosting service, and we have identified office space that we deem adequate, although no formal written agreements have been entered into.

We can offer no assurance that we will be successful in developing the hosted service, client software, or the enterprise messaging product, or that these products will be marketable if developed.  Any number of factors may impact our ability to develop our products, including our ability to obtain financing if and when necessary; the availability of skilled personnel; market acceptance of our products, if they are developed; and our ability to gain market share.  Our business will fail if we cannot successfully implement our business plan, develop our products or successfully market our products and capabilities.  Please see “Risk Factors” at page 3 for additional information.

SOURCES AND AVAILABILITY OF PRODUCTS AND SUPPLIES

We believe there are no constraints on the sources or availability of products and supplies related to our development of our website and Internet-based business.

PATENTS, TRADEMARKS, LICENSES, FRANCHISE RESTRICTIONS AND CONTRACTUAL OBLIGATIONS & CONCESSIONS

We intend to protect our website with copyright and trade secrecy laws. Beyond our trade name, we do not hold any other intellectual property.

EFFECT OF EXISTING OR PROBABLE GOVERNMENT REGULATION

We do not believe that government regulation will have a material impact on the way we conduct our business.

RESEARCH AND DEVELOPMENT ACTIVITIES AND COSTS

We have not incurred any research and development costs to date. We have plans to undertake certain research and development activities during the first 12 months after the date of this prospectus related to the development of our website.

EMPLOYEES

We have commenced only limited operations, and therefore currently have no employees other than our executive officer, who spends approximately 30 hours per week on our business. We will consider retaining full-time management and administrative support personnel as our business and operations increase.

DESCRIPTION OF PROPERTY

We do not own interests in any real property. We currently rent office space at a business center located at Suite 100, 2377 Gold Meadow Way, Gold River, CA  95670. We believe this space is sufficient for our purposes and will be sufficient for the foreseeable future.

REPORTS TO STOCKHOLDERS

We are not currently a reporting company, but upon effectiveness of the registration statement of which this prospectus forms a part, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain copies of these reports from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. or on the SEC’s website, at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We will also make these reports available on our website once our website is completed and launched.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest. Our address for service of process in Nevada is c/o Business Filings Incorporated, 6100 Neil Road, Suite 500, Reno, Nevada 89511.

MANAGEMENT

The name, age and position of each of our directors and executive officers are as follows:

Name	Age	Position
Mr. Jaime Brodeth	43	President and Director
Mr. Moses Carlo Supera Paez	27	Director

Jaime Brodeth has served as our President and Director since our inception on December 27, 2007.  Since November 2004, Mr. Brodeth has served as a supervisor at the North American Analytics Research department of Georgeson Shareholder Analytics where he is responsible for receipt, deployments and tracking of workload as well as keeping a high level of data integrity while meeting throughput targets.  From February 2004 through June 2004, Mr. Brodeth worked for Tomas, Vitaly & Partners, as the Administration Manager of the representative office of the Cyprus-based company, which served as a sub-contractor to Anthony Frisone, National Futures Association, a United States based foreign exchange trading company conducting currency trades for clients, where Mr. Brodeth was responsible for supervising the lead generation department and overseeing the publication of trading reports. From January 2002 through November 2003 Mr. Brodeth worked as the Marketing Manager for Folyovolgy, a Hungarian venture capital firm with an office in the Philippines, where he managed the resource desk that invited clients to participate in the company’s funding initiatives.  Mr. Brodeth graduated from Sillman University, Philippines with a BS Psychology in 1988.

Moses Carlo Supera Paez has served as our Director since our inception on December 27, 2007.  Since March 2007, Mr. Paez  has served as a Web Developer/Programmer and Technical Support person for Supersoft Technology Inc.  While at Supersoft, Mr. Paez has developed and maintained SMS-based systems that are used for the automation of sending and receiving short message service and has been involved in developing and maintaining a point-of-sale (“POS”) system for incoming and outgoing sales, printing of receipts and sales invoices. Mr. Paez is also involved in the maintenance and enhancement of a Multi Level Marketing system used for handling the payout for multi-level marketers. Mr. Paez also handles maintenance of computer servers, provides technical support for users, handles troubleshooting and conducts computer training as needed.  Prior to Supersoft Technology Inc., Mr. Paez was a student and did not have any significant employment.  Mr. Paez graduated from AMA Computer College, Davao City, Philippines with a B.S. Computer Engineering in 2005.

Board Composition

Our Bylaws provide that the Board of Directors shall consist of at least one member, and that our shareholders shall determine the number of directors from time to time. Each director serves for a term that expires until the next annual meeting of shareholders and until his successor shall have been elected and qualified, or until his earlier resignation, removal from office, or death.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee “financial expert.” As such, our entire Board of Directors acts as our audit committee and handles matters related to compensation and nominations of directors.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” Our determination of independence of directors is made using the definition of “independent director” contained in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”), even though such definitions do not currently apply to us because we are not listed on NASDAQ. We have determined that Moses Carlo Supera Paez meets the definition of “independent” as within the meaning of such rules.

Significant Employees

We have no significant employees other than the sole executive officer described above.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last five years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Stockholder Communications with the Board

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors. Nevertheless, every effort will be made to ensure that the views of stockholders are heard by the Board of Directors, and that appropriate responses are provided to stockholders in a timely manner. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

EXECUTIVE COMPENSATION

We have not paid since our inception, nor do we owe, any compensation to our sole officer, Jaime Brodeth.  We have not entered into any arrangements or employment agreements with Mr. Brodeth pursuant to which he will be compensated now, or in the future for any services provided to us as an executive officer, and we do not anticipate entering into any such arrangements or agreements during the first three years of our operations.

Outstanding Equity Awards at 2009 Fiscal Year-End

We do not currently have a stock option plan nor any long-term incentive plans that provide compensation intended to serve as an incentive for performance. No individual grants of stock options or other equity incentive awards have been made to our officer and directors since our inception; accordingly, none were outstanding at March 31, 2009.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are currently no employments or other contracts or arrangements with our sole officer. There are no compensation plans or arrangements, including payments to be made by us, with respect to our sole officer that would result from the resignation, retirement or any other termination of such person from us. There are no arrangements for our sole officer that would result from a change-in-control.

COMPENSATION OF DIRECTORS

We have not compensated our directors for their service on our Board of Directors since our inception. There are no arrangements pursuant to which directors will be compensated in the future for any services provided as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 29, 2008, we issued 750,000 shares of our common stock to each of Jaime Brodeth, our officer and director, and Moses Carlo Supera Paez , our director, for a purchase price of $0.01 per share, or aggregate proceeds of $15,000.

We have not entered into any other transaction, nor are there any proposed transactions, in which our sole executive officer and our directors, or any significant stockholder, or any member of the immediate family of any of the foregoing, had or is to have a direct or indirect material interest.

Messrs. Brodeth and Paez may be considered promoters ours due to their participation in and management of our business since our incorporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October 1, 2009 for Messrs. Brodeth and Paez.  There is no other person or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws, and the address for each person listed in the table is c/o Advanced Messaging Solutions Inc. 2377 Gold Meadow Way, Suite 100, Gold River, CA 95670.

The percentage ownership information shown in the table below is calculated based on 2,220,000 shares of our common stock issued and outstanding as of October 1, 2009. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Common Stock	Mr. Jaime Brodeth, President and Director	750,000	33.78%

Common Stock	Moses Carlo Supera Paez , Director	750,000	33.78%
	All officers and directors as a group (2 persons)	1,500,000	67.57%

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

We do not have any issued and outstanding securities that are convertible into common stock. Other than the shares covered by the registration statement of which this prospectus is a part, we have not registered any shares for sale by stockholders under the Securities Act. None of our stockholders are entitled to registration rights.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 3, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

Overview

We were incorporated in the state of Nevada on December 27, 2007. Our offices are currently located at 2377 Gold Meadow Way, Suite 100, Gold River, CA 95670. Our telephone number is (916) 526-2662.  Our website, www.advancedmessagingsolutions.com , is currently under construction and the information that is or will be contained on our website does not form a part of the registration statement of which this prospectus is a part.

We intend to develop a group of secure instant messaging and file transfer software products which we will offer through our website.

We will primarily derive revenue from commissions earned from the sale of the software products which will be sold on our website.

Activities to Date

We have begun the development of our non-functional information-only website and have commenced planning for the development of our software.  We have also identified a developer and management is working with them to design our database. We expect to have our non-functional information-only website operational by the end of October 2009. We have begun the full development of our software in October 2009.  We have selected a software development contractor to develop our downloadable client software and the enterprise messaging product; however, we can offer no assurance that the client software and the enterprise messaging product will be developed, or if developed, that they will be marketable.  We will commence our marketing efforts upon the development of our downloadable client software. Further, we have researched the market for computer servers and a web hosting service, and we have identified office space that we deem adequate, although no formal written agreements have been entered into.

We can offer no assurance that we will be successful in developing the hosted service, client software, or the enterprise messaging product, or that these products will be marketable if developed.  Any number of factors may impact our ability to develop our products, including our ability to obtain financing if and when necessary; the availability of skilled personnel; market acceptance of our products, if they are developed; and our ability to gain market share.  Our business will fail if we cannot successfully implement our business plan, develop our products or successfully market our products and capabilities.  Please see “Risk Factors” at page 3 for additional information.

Revenues and Results of Operations

Results Of Operations For The Period From Inception (December 27, 2007) To March 31, 2009.

We have not generated any revenues since our inception on December 27, 2007.  During the period from inception to March 31, 2009, our operating expenses were primarily comprised of professional fees of $7,000, consisting of $3,000 in legal fees, $4,000 in accounting fees, and general and administrative expenses of $2,607.

Our total assets at March 31, 2009 were $45,493, consisting of cash on hand and prepaid expenses.

Results of Operations for the Three Months Ended June 30, 2009 As Compared to the Three Months Ended June 30, 2008

General and administrative expenses increased to $12,992 for the three months ended June 30, 2009, as compared to $17 for the three months ended June 30, 2008.  The increase was attributable to the general operating expenses and professional fees incurred during the June 30, 2009 quarter in connection with our increasing operations, including the day to day operation of our business, transfer agent services and legal fees, which we did not experience during the same quarter in the prior year.

Net loss increased by $12,975 to $12,992 for the three months ended June 30, 2009, as compared to $17 for the three months ended June 30, 2008. We incurred a net loss primarily as a result of expenses we incurred in connection with the day to day operations of our business and preparation of the registration statement of which this prospectus is a part.

Expenditures

The following chart provides an overview of our budgeted expenditures by significant area of activity over the next 12 months based on the level of funding we receive.  These amounts are estimates and the average amount is currently funded.

	Minimum	Average	Maximum
Legal / Accounting	$7,000	$7,000	$7,000
Transfer Agent	2,500	2,500	2,500
Corporate Collateral	650	700	700
Marketing	9,150	11,250	18,800
Software Development	13,000	20,000	20,000
Server Hosting	2,400	2,400	2,400
Telephone	600	1,000	1,000
Technical Support Staff	0	0	2,000
Office Rental	3,600	3,600	3,600
Office Supplies	500	750	1,000
Miscellaneous Admin.	600	800	1,000
Total Expenses	$40,000	$50,000	$60,000

Legal and Accounting:  These amounts represent anticipated legal and accounting costs related to becoming an SEC reporting company.

Transfer Agent: These amounts represent anticipated costs related to services that will be provided by our transfer agent.

Corporate Design:  These amounts represent anticipated costs related to developing of our corporate logo which will be used on our website and office stationary.

Marketing:  These amounts represent anticipated costs related to using of two search engines, Google Adwords and Yahoo Overture to attract customers.

Printing:  These amounts represent cost related to printing corporate stationary, business cards and signage.

Software Development: These amounts represent anticipated costs related to developing the secure text messaging and file transfer products. As of the date hereof, we have raised the average funding amount which will permit us to implement the hosted version of our product and develop the enterprise version of the software in addition to the hosted version. If we receive an additional $10,000, to reach our projected maximum level of funding of $60,000, we will increase our sales and marketing expenditures.

Telephone: These amounts represent anticipated internal telephone costs, including a combined telephone and fax line for our offices as well as long distance service.

Server hosting: These amounts represent anticipated web hosting costs, including the costs of leasing and hosting our servers in a data center.

Technical Support Staff:  This amount represents the salaries that we anticipate we will pay to technical support staff person if we receive the maximum level of funding. If we receive the average level of funding this position will be deferred to 24 months after the date of this prospectus.  As of the date hereof, we have raised the average funding amount, which is not sufficient to pay such technical support staff.

Office rental: These amounts represent our anticipated rental expense (which we estimate to be $300 per month for the first 24 months after the date of this prospectus).

Office supplies: These amounts represent anticipated expenditures for office supplies, such as file cabinets, computers and software.

Miscellaneous Administration: These amounts represent anticipated expenditures for miscellaneous items that have not been accounted for or that is difficult to predict such as bank fees, entertainment, software and other office equipment.

Milestones

Outlined below are our milestones, on a quarter by quarter basis:

During the first three months after the date of this prospectus, we will:
- Complete Securities and Exchange Commission regulatory compliance requirements.
- Complete the specifications and high level design for our secure software products.
- Lease the software development server.
- Load the software development server with the LINUX operating system and development program.
- Commence work on development of client side and server side applications.
- Ensure that daily backup procedures are in place and implemented.
- Open an office in month one and acquire office supplies.
- Initiate the development of our corporate and marketing materials.

During months four through six after the date of this prospectus, we will:
- Continue the development of client side and server side applications.
- Lease the deployment server in month five.
- Load the deployment server with the LINUX operating system and development programs.
- Commence work on authentication phase for server side applications.
- Commence advertising using Google Adwords.

During months seven through nine after the date of this prospectus, we will:
- Continue to develop the client side and server side applications.
- Complete the development of the general portal of our website.
- Develop the shopping cart area and integrate it with PayPal.com.
-Search for large organizations to do in-house testing of corporate server software (if average or maximum funding is achieved).

During months ten through 12 after the date of this prospectus, we will:
- Complete the development of our software.
- Finalize testing of our software.
- Complete the corporate website development.
- Announce the official launch of our software using Google Adwords.
- Increase our marketing activity.
- Begin to research trade show marketing opportunities for months 12 to 24 after the date of this prospectus.
- Launch our website in month twelve.
- Prepare to accept customer orders in month 13 after the date of this prospectus.
- Identify and retain sales support staff to start in month 13 after the date of this prospectus.
- Evaluate email marketing campaign programs.

Purchase or Sale of Equipment

We have not purchased or sold, and we do not expect to purchase or sell, any plants or significant equipment over the twelve months.

Liquidity and Capital Resources

We are a development stage company with no operating history. We have not generated any revenues. Accordingly, there is no operating history by which to evaluate the likelihood of our success or our ability to exist as a going concern. We may not be able to generate sufficient revenues to become profitable. In addition, we may never secure the funding necessary to begin our operations. We have no agreements, commitments or understandings to secure this funding. If we do complete the development of our software, we may not be able to generate sufficient revenues to become profitable.  As of the date hereof, we have raised $51,000 through the sale or our common stock.  As of June 30, 2009 we had total assets of $40,880, cash on hand of $34,641, and total liabilities of $12,479.  Management believes that this amount will be sufficient to fund our business operations for the next 12 months.

Going Concern Consideration

The report of our independent registered accounting firm expresses concern about our ability to continue as a going concern based on the absence an established source of revenue, recurring losses from operations, and our need for additional financing in order to fund our operations in 2009.  Please see footnote 3 to our financial statements for additional information.

Recently Issued Accounting Pronouncements

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8934 on June 26, 2008. Commencing with our Annual Report for the fiscal year ended March 31, 2011, we are required to include a report of management on our internal control over financial reporting. The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting; of management’s assessment of the effectiveness of our internal control over financial reporting as of the year end; of the framework used by management to evaluate the effectiveness of our internal control over financial reporting; and that our independent accounting firm has issued an attestation report on management’s assessment of our internal control over financial reporting, which report is also required to be filed as part of the Annual Report on Form 10-K.

In May 2008, the FASB issued Statement of Financial Accounting Standard No. 162 “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”).  The purpose of this standard is to provide a consistent framework for determining what accounting principles should be used when preparing U.S. GAAP financial statements.  SFAS 162 categorizes accounting pronouncements in a descending order of authority.  In the instance of potentially conflicting accounting principles, the standard in the highest category must be used.  This statement will be effective 60 days after the SEC approves the Public Company Accounting and Oversight Board’s related amendments.  Management believes that SFAS 162 will have no impact on our existing accounting methods.

In April 2009, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) Financial Accounting Standard (FAS) 157-4 “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. Based on the guidance, if an entity determines that the level of activity for an asset or liability has significantly decreased and that a transaction is not orderly, further analysis of transactions or quoted prices is needed, and a significant adjustment to the transaction or quoted prices may be necessary to estimate fair value in accordance with Statement of Financial Accounting Standards (SFAS) No. 157 “Fair Value Measurements”. This FSP is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. We will adopt this FSP for our quarter ending June 30, 2009. There is no expected impact on our financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and Accounting Principles Board (APB) 28-1 “Interim Disclosures about Fair Value of Financial Instruments”. The FSP amends SFAS No. 107 “Disclosures about Fair Value of Financial Instruments” to require an entity to provide disclosures about fair value of financial instruments in interim financial information. This FSP is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. We will include the required disclosures in our quarterly report for the period ending June 30, 2009.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets”. The FSP states that in developing assumptions about renewal or extension options used to determine the useful life of an intangible asset, an entity needs to consider its own historical experience adjusted for entity-specific factors. In the absence of that experience, an entity shall consider the assumptions that market participants would use about renewal or extension options. This FSP is to be applied to intangible assets acquired after January 1, 2009. The adoption of this FSP did not have an impact on our financial statements.

We do not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

WHERE YOU CAN GET MORE INFORMATION

In accordance with the Securities Act of 1933, we are filing with the SEC a registration statement on Form S-1, of which this prospectus is a part, covering the securities being offering by the selling stockholders. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement. For further information regarding both our Company and our common stock, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 A.M. and 3 P.M., and on the SEC Internet site at  www.sec.gov . Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.

ADVANCED MESSAGING SOLUTIONS INC.
(A DEVELOPMENT STAGE COMPANY)
INDEX TO FINANCIAL STATEMENTS

ANNUAL FINANCIAL STATEMENTS FOR THE
TWO YEARS ENDED MARCH 31, 2009 AND 2008

INTERIM FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED JUNE 30, 2009 AND 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Advanced Messaging Solutions Inc.
(A development stage company)
Gold River, California

We have audited the accompanying balance sheets of Advanced Messaging Solutions Inc. (a development stage company) as of March 31, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the fiscal year ended March 31, 2009, for the period from December 27, 2007 (inception) through March 31, 2008, and for the period from December 27, 2007 (inception) through March 31, 2009. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Messaging Solutions Inc. as of March 31, 2009 and 2008 and the results of its operations and its cash flows for the year ended March 31, 2009, for the period from December 27, 2007 (inception) through March 31, 2008, and for the period from December 27, 2007 (inception) through March 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Advanced Messaging Solutions Inc. will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has limited financial resources, has no revenue and a deficit accumulated during the development stage, all of which raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Li & Company, PC
Li & Company, PC
Skillman, New Jersey
June 18, 2009

ADVANCED MESSAGING SOLUTIONS INC.
(A Development Stage Company)

BALANCE SHEETS

	March 31, 2009	March 31, 2008

ASSETS

Current assets
Cash	$44, 654	$100
Stock subscriptions receivable	-	15,000
Prepaid expenses	839	-

Total assets	$45,493	$15,100

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accrued expenses	$4,000	$-
Due to stockholder	100	100

Total liabilities	4,100	100

Stockholders’ equity
Preferred stock: $0.001 par value; 20,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock: $0.001 par value; 100,000,000 shares authorized; 2,200,000 and 1,500,000 shares issued and outstanding, respectively	2,220	1,500
Additional paid-in capital	48,780	13,500
Deficit accumulated during the development stage	(9,607)	-

Total stockholders’ equity	41,393	15,000

Total liabilities and stockholders' equity	$45,493	$15,100

See accompanying notes to financial statements.

ADVANCED MESSAGING SOLUTIONS INC.
 (A Development Stage Company)

STATEMENTS OF OPERATIONS

	For the Fiscal Year Ended March 31, 2009	For the period from December 27, 2007 (Inception) through March 31, 2008	For the period from December 27, 2007 (Inception) through March 31, 2009

REVENUE	$-	$-	$-

OPERATING EXPENSES
Professional fees	7,000	-	7,000
General and administrative	2,607	-	2,607

Loss before income taxes	(9,607)	-	(9,607)

Provision for income taxes	-	-	-

Net loss	$(9,607)	$-	$(9,607)

Net loss per common share - basic and diluted	$(0.00)	$0.00	$(0.00)

Weighted average number of common shares outstanding – basic and diluted	1,681,479	1,500,000

See accompanying notes to financial statements.

ADVANCED MESSAGING SOLUTIONS INC.
 (A Development Stage Company)

STATEMENTS OF STOCKHOLDERS' EQUITY

For the period from December 27, 2007 (inception) through March 31, 2009

	Common Stock		Additional	Deficit Accumulated During the	Total
	Shares	Amount	Paid in Capital	Development Stage	Stockholders' Equity
December 27, 2007 (Inception)	1,500,000	$1,500	$13,500	$-	$15,000

Net Income				-	-

Balance, March 31, 2008	1,500,000	1,500	13,500	-	15,000

Shares issued at $0.05 from September 16, 2008 to December 29, 2008	720,000	720	35,280	-	36,000

Net loss				(9,607)	(9,607)

Balance, March 31, 2009	2,200,000	$2,200	$48,780	$(9,607)	$41,393

See accompanying notes to financial statements.

ADVANCED MESSAGING SOLUTIONS INC.
 (A Development Stage Company)

STATEMENTS OF CASH FLOWS

	For the Fiscal Year Ended March 31, 2009	For the period from December 27, 2007 (Inception) through March 31, 2008	For the period from December 27, 2007 (Inception) through March 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(9,607)	$-	$(9,607)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in prepaid expenses	(839)	-	(839)
Increase in accrued expenses	4,000	-	4,000

Net cash used in operating activities	(6,446)	-	(6,446)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in due to stockholder	-	100	100
Proceeds from issuance of common stock	51,000	-	51,000

Cash provided by financing activities	51,000	-	51,100

Net change in cash	44,554	100	44,654
Cash at beginning of the period	100	-	-

Cash at end of the period	$44,654	$100	$44,654

See accompanying notes to financial statements.

Note 1 – Nature of Operations

Advanced Messaging Solutions Inc. (a development stage company) (“Advanced Messaging Solutions” or the “Company”) was incorporated under the laws of the State of Nevada on December 27, 2007.  Initial operations have included organization and incorporation, target market identification, marketing plans, and capital formation. A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace. The Company is engaged in the development and marketing of secure text messaging service for desktop computer users. The Company has generated no revenues since inception.

Note 2 – Significant Accounting Policies

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Year-end

The Company has elected a fiscal year ending on March 31.

Development stage company

The Company is a development stage company as defined by Statement of Financial Accounting Standards No. 7“Accounting and Reporting by Development Stage Enterprises”  (“SFAS No. 7”).  The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated since inception have been considered as part of the Company's development stage activities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Fair value of financial instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash, prepaid expenses and accrued expenses, approximate their fair values because of the short maturity of these instruments.

Revenue Recognition

The Company’s revenues will be derived principally by providing secure text messaging service for desktop computer users. The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 (“SAB No. 104”) for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the services have been rendered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured.

Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes”  (“SFAS No. 109”).  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Net Loss Per Common Share

Net loss per common share is computed pursuant to Statement of Financial Accounting Standards No. 128.  "Earnings per Share" ("SFAS No. 128").  Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of March 31, 2009 or the period from December 27, 2007 (inception) through March 31, 2008.

Recently Issued Accounting Standards

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8934 on June 26, 2008. Commencing with the Company’s Annual Report for the fiscal year ended March 31, 2011, the Company is required to include a report of management on the Company’s internal control over financial reporting. The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting for the Company; of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of year end; of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting; and that the Company’s independent accounting firm has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting, which report is also required to be filed as part of the Annual Report on Form 10-K.

In May 2008, the FASB issued Statement of Financial Accounting Standard No. 162 “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”).  The purpose of this standard is to provide a consistent framework for determining what accounting principles should be used when preparing U.S. GAAP financial statements.  SFAS 162 categorizes accounting pronouncements in a descending order of authority.  In the instance of potentially conflicting accounting principles, the standard in the highest category must be used.  This statement will be effective 60 days after the SEC approves the Public Company Accounting and Oversight Board’s related amendments.  The Company believes that SFAS 162 will have no impact on its existing accounting methods.

In April 2009, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) Financial Accounting Standard (FAS) 157-4 “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. Based on the guidance, if an entity determines that the level of activity for an asset or liability has significantly decreased and that a transaction is not orderly, further analysis of transactions or quoted prices is needed, and a significant adjustment to the transaction or quoted prices may be necessary to estimate fair value in accordance with Statement of Financial Accounting Standards (SFAS) No. 157 “Fair Value Measurements”. This FSP is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The Company will adopt this FSP for its quarter ending June 30, 2009. There is no expected impact on the financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and Accounting Principles Board (APB) 28-1 “Interim Disclosures about Fair Value of Financial Instruments”. The FSP amends SFAS No. 107 “Disclosures about Fair Value of Financial Instruments” to require an entity to provide disclosures about fair value of financial instruments in interim financial information. This FSP is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The Company will include the required disclosures in its quarter ending June 30, 2009.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets”. The FSP states that in developing assumptions about renewal or extension options used to determine the useful life of an intangible asset, an entity needs to consider its own historical experience adjusted for entity-specific factors. In the absence of that experience, an entity shall consider the assumptions that market participants would use about renewal or extension options. This FSP is to be applied to intangible assets acquired after January 1, 2009. The adoption of this FSP did not have an impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Note 3 – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed above, the Company has no established source of revenue.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty.

The Company’s activities to date have been supported by equity financing.  It has sustained losses in all reporting periods with an inception to date loss of $9,607 as of March 31, 2009.

While the Company is attempting to commence operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 4 – Due to Stockholder

The amount owing to a stockholder is unsecured, non-interest bearing and has no specific terms of repayment.

Note 5 – Stockholders’ Equity

Sale of common stock

On December 27, 2007 the Company issued 1,500,000 shares of its common stock at $0.01 per share to the Company’s directors for $15,000 in the form of stock subscription receivables, all of which were collected on April 22, 2008.

During the period from September 16, 2008 to December 29, 2008, the Company sold 720,000 shares of its common stock at $0.05 per share for $36,000 to 36 individuals.

Note 6 – Income Taxes

At March 31, 2009, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $9,607 that may be offset against future taxable income through 2029.  No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $3,266, calculated at an effective tax rate of 34%, was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance of $3,266.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards.  The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.  The valuation allowance increased approximately $3,266 and $0 for the fiscal year ended March 31, 2009 and for the period from December 27, 2007 (inception) through March 31, 2008, respectively.

ADVANCED MESSAGING SOLUTIONS INC.
(A Development Stage Company)

BALANCE SHEETS

	June 30, 2009	March 31, 2009
	(Unaudited)

ASSETS

Current assets
Cash	$34,641	$44,654
Prepaid expenses	6,239	839

Total assets	$40,880	$45,493

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accrued expenses	$12,379	$4,000
Due to stockholder	100	100

Total liabilities	12,479	4,100

Stockholders’ equity
Preferred stock: $0.001 par value; 20,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock: $0.001 par value; 100,000,000 shares authorized; 2,200,000 shares issued and outstanding	2,220	2,220
Additional paid-in capital	48,780	48,780
Deficit accumulated during the development stage	(22,599)	(9,607)

Total stockholders’ equity	28,401	41,393

Total liabilities and stockholders' equity	$40,880	$45,493

See accompanying notes to financial statements

ADVANCED MESSAGING SOLUTIONS INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	For the period from December 27, 2007 (Inception) through June 30, 2009

REVENUE	$-	$-	$-

OPERATING EXPENSES
Professional fees	12,362	-	19,362
General and administrative	630	17	3,237

Loss before income taxes	(12,992)	(17)	(22,599)

Provision for income taxes	-	-	-

Net loss	$(12,992)	$(17)	$(22,599)

Net loss per common share – basic and diluted	$(0.01)	$(0.00)	$(0.01)

Weighted average number of common shares outstanding – basic and diluted	2,220,000	1,500,000	1,740,436

See accompanying notes to financial statements.

ADVANCED MESSAGING SOLUTIONS INC.
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)

	Common Stock		Additional	Deficit Accumulated During the	Total
	Shares	Amount	Paid in Capital	Development Stage	Stockholders' Equity

December 27, 2007 (Inception)	1,500,000	$1,500	$13,500	$-	$15,000

Net income				-	-

Balance, March 31, 2008	1,500,000	1,500	13,500	-	15,000

Shares issued at $0.05 from September 16, 2008 to December 29, 2008	720,000	720	35,280	-	36,000

Net loss				(9,607)	(9,607)

Balance, March 31, 2009	2,220,000	2,220	48,780	(9,607)	41,393

Net loss				(12,992)	(12,992)

Balance, June 30, 2009	2,220,000	$2,220	$48,780	$(22,599)	$28,401

See accompanying notes to financial statements.

ADVANCED MESSAGING SOLUTIONS INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	For the period from December 27, 2007 (Inception) through June 30, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,992)	$(17)	$(22,599)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in prepaid expenses	(5,400)	-	(6,239)
Increase in accrued liabilities	8,379	-	12,379

Net cash used in operating activities	(10,013)	(17)	(16,459)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in due to stockholder	-	100	100
Proceeds from issuance of common stock	-	15,000	51,000

Cash provided by financing activities	-	15,100	51,100

Change in cash during the period	(10,013)	15,083	34,641
Cash, beginning of the period	44,654	-	-

Cash, end of the period	$34,641	$15,083	$34,641

See accompanying notes to financial statements

ADVANCED MESSAGING SOLUTIONS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Note 1 – Nature of Operations

Advanced Messaging Solutions Inc. (a development stage company) (“Advanced Messaging Solutions” or the “Company”) was incorporated under the laws of the State of Nevada on December 27, 2007.  Initial operations have included organization and incorporation, target market identification, marketing plans, and capital formation. A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace. The Company is engaged in the development and marketing of secure text messaging service for desktop computer users. The Company has generated no revenues since inception.

Note 2 – Significant Accounting Policies

Basis of presentation

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations realized during an interim period are not necessarily indicative of results to be expected for a full year. These financial statements should be read in conjunction with the information filed as part of the Company’s Registration Statement on Form S-1, of which this Prospectus is a part.

Development stage company

The Company is a development stage company as defined by Statement of Financial Accounting Standards No. 7“Accounting and Reporting by Development Stage Enterprises” (“SFAS No. 7”).  The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated since inception have been considered as part of the Company's development stage activities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Year-end

The Company has elected a fiscal year ending on March 31.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Fair Value of Financial Instruments

The Company follows Statement of Financial Accounting Standards No. 107 “Disclosures about fair value of Financial Instruments” (“SFAS No. 107”) for disclosures about fair value of its financial instruments and has adopted Financial Accounting Standards Board (“FASB”) No. 157 “Fair Value Measurements” (“SFAS No. 157”) to measure the fair value of its financial instruments.  SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, SFAS No. 157 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by SFAS No. 157 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

As defined by SFAS No. 107, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date.  The carrying amounts of the Company’s financial assets and liabilities, such as cash and accrued expenses, approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at June 30, 2009 or 2008, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the interim period ended June 30, 2009 or 2008.

Revenue Recognition

The Company’s revenues will be derived principally by providing secure text messaging service for desktop computer users. The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 (“SAB No. 104”) for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the services have been rendered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured.

Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”).  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48 “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”).  FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.

FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of FIN 48.

Net Loss Per Common Share

Net loss per common share is computed pursuant to Statement of Financial Accounting Standards No. 128.  "Earnings per Share" ("SFAS No. 128").  Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of June 30, 2009 or 2008 or the period from December 27, 2007 (inception) through June 30, 2009.

Recently Issued Accounting Standards

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8934 on June 26, 2008. Commencing with the Company’s Annual Report for the fiscal year ended March 31, 2010, the Company is required to include a report of management on the Company’s internal control over financial reporting. The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting for the Company; of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of year end; of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting; and that the Company’s independent accounting firm has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting, which report is also required to be filed as part of the Annual Report on Form 10-K.

In April 2009, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) Financial Accounting Standard (FAS) 157-4 “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. Based on the guidance, if an entity determines that the level of activity for an asset or liability has significantly decreased and that a transaction is not orderly, further analysis of transactions or quoted prices is needed, and a significant adjustment to the transaction or quoted prices may be necessary to estimate fair value in accordance with Statement of Financial Accounting Standards (SFAS) No. 157 “Fair Value Measurements”. This FSP is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. There is no impact on the financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and Accounting Principles Board (APB) 28-1 “Interim Disclosures about Fair Value of Financial Instruments”. The FSP amends SFAS No. 107 “Disclosures about Fair Value of Financial Instruments” to require an entity to provide disclosures about fair value of financial instruments in interim financial information. This FSP is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The company will include the required disclosures in its quarter ending June 30, 2009.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets”. The FSP states that in developing assumptions about renewal or extension options used to determine the useful life of an intangible asset, an entity needs to consider its own historical experience adjusted for entity-specific factors. In the absence of that experience, an entity shall consider the assumptions that market participants would use about renewal or extension options. This FSP is to be applied to intangible assets acquired after January 1, 2009. The adoption of this FSP did not have an impact on the financial statements.

In June 2009, the FASB approved the “FASB Accounting Standards Codification” (the “Codification”) as the single source of authoritative nongovernmental U.S. GAAP to be launched on July 1, 2009. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered non-authoritative. The Codification is effective for interim and annual periods ending after September 15, 2009. The Codification is effective for the Company in the interim period ending September 30, 2009 and the Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Note 3 – Going Concern

The accompanying financial statements have been prepared assuming that the company will continue as a going concern.  As discussed above, the Company has no established source of revenue.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty.

The Company’s activities to date have been supported by equity financing.  It has sustained losses in all reporting periods with an inception to date loss of $22,599 as of June 30, 2009.

While the Company is attempting to commence operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 4 – Due to Stockholder

The amount owing to a stockholder is unsecured, non-interest bearing and has no specific terms of repayment.

Note 5 – Income Taxes

At June 30, 2009, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $7,683 that may be offset against future taxable income through 2029.  No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $7,683, calculated at an effective tax rate of 34%, was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance of $7,683.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards.  The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.  The valuation allowance increased approximately $4,417 for the period ended June 30, 2009.

Note 6 – Related Party Transaction

The Company has been provided office space by its Chief Executive Officer at no cost. The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

Note 7 – Subsequent Events

Management performed an evaluation of the Company’s activity through October 14, 2009, the date these financials were issued to determine if they must be reported. The Management of the Company determined that there are no reportable subsequent events to be disclosed.

Until January 26, 2010, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this prospectus.

ADVANCED MESSAGING SOLUTIONS INC.

720,000
Shares
of
Common Stock

PROSPECTUS

October 28, 2009